[446216.EX77Q_567]1

Oppenheimer Rochester Maryland Municipal Fund

NSAR Exhibit—Item 77Q

Post-Effective Amendment No. 8 (7-25-12) to the Registration Statement of Oppenheimer Rochester Maryland Municipal Fund (the “Registrant”), Accession Number 0000728889-12-001171, which includes Amendment No. 1 to the Amended and Restated Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.